Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description summarizes certain important terms of the capital stock of Westrock Coffee Company, a Delaware corporation (“Westrock”), including the provisions included in our certificate of incorporation, bylaws, the investor rights agreement, dated April 4, 2022 (“Investor Rights Agreement”), by and among us, Westrock Group, LLC, The Stephens Group, LLC, Sowell Westrock, L.P., BBH Capital Partners V, L.P., BBH Capital Partners V-A, L.P., BBH CPV WCC Co-Investment LLC and Riverview Sponsor Partners, LLC, a Delaware limited liability company (“Riverview Sponsor”), and the Amended and Restated Warrant Agreement, dated August 25, 2022, by and among us, Computershare Inc. and Computershare Trust Company, N.A. (the “Warrant Agreement”). This description is not complete and is qualified by reference to the full text of our certificate of incorporation, bylaws, the Investor Rights Agreement and the Warrant Agreement, which are also included as exhibits to the Annual Report on Form 10-K on which this exhibit is filed, as well as the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

General

Our authorized capital stock consists of 300,000,000 shares of our common stock, par value $0.01 per share (“Common Shares”) and 50,000,000 shares of preferred stock, of which 24,000,000 are designated Series A convertible preferred stock, par value $0.01 per share (“Series A Preferred Shares”).

Common Stock

Voting

Each holder of Common Shares is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Holders of Common Shares vote, as a single class, with holders of Series A Preferred Shares, on an as-converted basis, on all matters submitted to a vote of the stockholders.

Dividends

Subject to preferences that may apply to any outstanding shares of preferred stock, including the Series A Preferred Shares, holders of Common Shares are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose on a non-cumulative basis.

Liquidation or Dissolution

In the event of our liquidation, dissolution or winding up, holders of Common Shares are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding shares of preferred stock, including the Series A Preferred Shares.

Conversion, Transferability and Exchange

The Common Shares are not subject to any conversion or exchange rights. Common Shares (including Common Shares obtained from the conversion of Series A Preferred Shares) held by parties to lock-up agreements are subject to contractual transfer restrictions.

Other Provisions

Other than preemptive rights granted to the BBH Investors pursuant to the Investor Rights Agreement, holders of Common Shares have no preemptive or subscription rights. See the section titled “Investor Rights Agreement” for more information. There are no redemption or sinking fund provisions applicable to Common

Shares. All outstanding Common Shares are fully paid and non-assessable. The rights, preferences and privileges of the holders of the Common Shares are subject to, and may be adversely affected by, the rights of the holders of the Series A Preferred Shares and shares of any other series of preferred stock that we may designate and issue in the future. “BBH Investors” means BBH Capital Partners V, L.P., BBH Capital Partners V-A, L.P., BBH CPV WCC Co-Investment LLC, and any controlled affiliate of Brown Brothers Harriman & Co. (“BBH”) that becomes an owner of any Common Shares or the Series A Preferred Shares from another BBH Investor and becomes a party to the Investor Rights Agreement, so long as such person remains a controlled affiliate of BBH.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized, subject to limitations prescribed by the DGCL and by our certificate of incorporation, to issue up to 50,000,000 shares of preferred stock in one or more series without further action by the holders of Common Shares, 24,000,000 shares of which are designated as the Series A Preferred Shares. Our board of directors has the discretion, subject to limitations prescribed by the DGCL, our certificate of incorporation and the Investor Rights Agreement, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The rights, preferences, privileges and restrictions of the Series A Preferred Shares are described below.

Series A Preferred Shares

Maturity

Subject to the redemption and conversion rights described below, the Series A Preferred Shares are perpetual securities.

Priority

The Series A Preferred Shares rank, with respect to dividend rights and/or distribution rights upon the liquidation, winding up or dissolution, as applicable, of Westrock: (i) senior to the Common Shares and each other class or series of capital stock of Westrock, the terms of which do not expressly provide that such class or series ranks senior or on parity to the Series A Preferred Shares as to dividend rights or distribution rights upon Westrock’s liquidation, winding up or dissolution (such stock, “Junior Stock”); (ii) on parity with any class or series of capital stock of Westrock, the terms of which expressly provide that such class or series ranks on parity with the Series A Preferred Shares as to dividend rights and distribution rights upon Westrock’s liquidation, winding-up or dissolution ( “Parity Stock”); and (iii) junior to any class or series of capital stock of Westrock, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Shares as to dividend rights or distribution rights upon Westrock’s liquidation, winding-up or dissolution ( “Senior Stock”).

Voting

Each holder of the Series A Preferred Shares is entitled to vote, on an as-converted basis, as a single class with the holders of Common Shares and the holders of any other class or series of capital stock of Westrock then entitled to vote with the Common Shares on all matters submitted to a vote of the holders of Common Shares.

Consent Rights

So long as any Series A Preferred Shares are outstanding, Westrock may not, without the affirmative vote or consent of the holders of record of at least a majority in voting power of the Series A Preferred Shares, voting together as a single, separate class: (a) amend, alter or repeal any provision of the certificate of incorporation, the by-laws or any other such organizational document of Westrock that would adversely affect the rights, preferences, privileges, voting power or special rights of the Series A Preferred Shares, (b) amend, alter, or supplement the certificate of incorporation, the by-laws or any other such organizational document of Westrock or any provision thereof, or take any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any class or series of Senior Stock or Parity Stock, including with respect to dividend rights or rights upon Westrock’s liquidation, winding-up or dissolution, (c) increase or decrease the authorized number of the Series A Preferred Shares or issue Series A Preferred Shares, Parity Stock or Senior Stock and (d) for so long as the BBH Investors and their controlled affiliates own at least sixty percent (60%) of the Series A Preferred Shares that the BBH Investors owned on August 26, 2022, consummate any Fundamental Change in which the holders of the Series A Preferred Shares would receive less than $18.50 per share (subject to customary adjustments). “Fundamental Change” means the consummation of (i) a sale of all or substantially all of the consolidated assets of Westrock (including by way of any reorganization, merger, consolidation or other similar transaction); (ii) a direct or indirect acquisition of beneficial ownership of more than fifty percent of the voting securities of Westrock by another person or group (other than an equityholder of Westrock immediately prior to the closing of the Business Combination or its affiliates or any “group” arising out of the Investor Rights Agreement) by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or other similar transaction); (iii) a consolidation, merger, reorganization or other form of acquisition of or by Westrock or other transaction in which Westrock’s stockholders retain less than fifty percent of the voting securities of the entity resulting from such transaction (including, without limitation, an entity that, as a result of such transaction, owns Westrock either directly or indirectly through one or more subsidiaries) upon consummation of such transaction; or (iv) the obtaining by any person or group (other than an equityholder of Westrock immediately prior to the closing of the Business Combination or its affiliates or any “group” arising out of the Investor Rights Agreement) of the power to elect a majority of the members of Westrock’s board of directors. “Business Combination” means the business combination transaction between Riverview Acquisition Corp., a Delaware corporation (“Riverview”) that was merged out of existence in the Business Combination with Merger Sub II as the successor entity, and Westrock pursuant to the transaction agreement, dated as of April 4, 2022, by and among Riverview, Westrock, Merger Sub I and Merger Sub II (the “Transaction Agreement”), whereby, among other things, (i) Westrock converted from a Delaware limited liability company to a Delaware corporation, (ii) Merger Sub I merged with and into Riverview, with Riverview surviving the merger as a direct wholly owned subsidiary of Westrock, (iii) immediately following such merger, Riverview merged with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of Westrock and (iv) the other transactions contemplated by the Transaction Agreement. “Merger Sub I” means Origin Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Westrock. Merger Sub I was merged out of existence in the Business Combination and Merger Sub II is the successor entity to Merger Sub I. “Merger Sub II” means Origin Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Westrock.

Dividends

Westrock may, subject to customary restrictions, but is not required to, declare or pay any dividends solely on the Series A Preferred Shares (such dividend, the “Preferred Dividend”) on a Dividend Payment Date. “Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year; provided that, if any such Dividend Payment Date is not a business day, then the applicable dividend shall be payable on the next business day immediately following such Dividend Payment Date, without any interest. The record date for payment of Preferred Dividends will be the close of business on the fifteenth (15th) day of the calendar month which contains the relevant Dividend Payment Date or such other record date fixed by our board of directors (or a duly authorized committee of our board of directors) that is not more than sixty (60) nor less than ten (10) days prior to such Dividend Payment Date.

Holders of the Series A Preferred Shares are entitled to receive ratably any dividends that our board of directors declares and pays on the Common Shares, on an as-converted basis, when paid to holders of Common Shares (the “Participating Dividends”). The record date for each Participating Dividend shall be the same as the record date for the corresponding dividend on the Common Shares.

Subject to customary exceptions, so long as any Series A Preferred Shares remain outstanding, unless (x) full dividends on all outstanding Series A Preferred Shares that have been declared have been paid in full, including, in arrearage, or a sum sufficient for the payment of those dividends has been or is set aside by Westrock, (y) no Escalation Event is ongoing and (z) if any Fundamental Change has occurred, the requirement of obtaining the consent of the holders of a majority of the Series A Preferred Shares (voting as a separate class), if applicable, was satisfied with respect to such Fundamental Change, Westrock may not declare any dividend on, or make any distributions relating to, the Common Shares or any other Junior Stock, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock.

For so long as any Series A Preferred Shares remain outstanding, if declared dividends are not paid in full upon the Series A Preferred Shares and any Parity Stock, all dividends declared upon the Series A Preferred Shares and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that all unpaid dividends as of the end of the most recent dividend payment period per Series A Preferred Share and accrued and unpaid dividends as of the end of the most recent dividend period per share of any Parity Stock bear to each other.

Liquidation or Dissolution

The initial liquidation preference of the Series A Preferred Shares is $11.50 per share, plus any declared but unpaid dividends and subject to accretion if the PIK Rate (defined below) is in effect. In the event of our liquidation, dissolution or winding up, holders of the Series A Preferred Shares are entitled to receive, per Series A Preferred Share, the greater of (a) the liquidation preference and (b) the amount such holder would have received had they converted their Series A Preferred Shares into Common Shares immediately prior to such liquidation event.

If, upon the voluntary or involuntary liquidation, winding-up or dissolution of Westrock, the assets of Westrock available for distribution to the holders of the Series A Preferred Shares and holders of Parity Stock are insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to the holders of the Series A Preferred Shares and holders of the Parity Stock shall be distributed among and paid to such holders, ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

Conversion, Transferability and Exchange

Holders of Series A Preferred Shares may voluntarily convert their Series A Preferred Shares into a whole number of Common Shares at any time at a rate equal to the quotient of (a) the liquidation preference as of the applicable conversion date, divided by (b) the conversion price as of the applicable conversion date, which is currently $11.50 per Series A Preferred Share, plus cash in lieu of fractional shares. The initial conversion price of $11.50 per Series A Preferred Share is subject to customary adjustments for the issuance of Common Shares as a dividend or distribution to the holders of Common Shares, a subdivision or combination of the Common Shares, reclassification of the Common Shares into a greater or lesser number of Common Shares, certain tender or exchange offers for the Common Shares, and issuances of Common Shares below a specified price.

Subject to the rights described under “Fundamental Change” below, in the event of specified extraordinary transactions, as a result of which Common Shares would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), each Series A Preferred Share outstanding immediately prior to such event will, without the consent of the holders of the Series A Preferred Shares, become convertible into the kind of stock, other securities or other property or assets that such holder would have been entitled to receive if such holder had converted its Series A Preferred Shares into Common Shares immediately prior to such event.

Other than as described above and under “Fundamental Change” below, the Series A Preferred Shares are not convertible at the option of Westrock.

All holders of Series A Preferred Shares are subject to contractual transfer restrictions with respect to their Series A Preferred Shares and any Common Shares into which their Preferred Shares are converted.

Fundamental Change

For so long as the BBH Investor and its controlled affiliates own at least sixty percent (60%) of the Series A Preferred Shares that the BBH Investor owned as of August 26, 2022 (i.e. the Closing), the consummation of any Fundamental Change in which the holders of Series A Preferred Shares would receive less than the $18.50 per share (subject to customary adjustments) requires the consent of holders of a majority of the Series A Preferred Shares.

In a Fundamental Change in which the consent of holders of a majority of the Series A Preferred Shares as a separate class is required, the holders of the Series A Preferred Shares will be entitled to receive the greater of (i) the liquidation preference of the Series A Preferred Shares and (ii) the amount such holder would have received had they converted the Series A Preferred Shares into Common Shares immediately prior to such Fundamental Change. In connection with a Fundamental Change in which the consent of holders of a majority of the Series A Preferred Shares as a separate class is not required, the holders of the Series A Preferred Shares will be entitled to receive the greater of (i) $18.50 per Series A Preferred Share (subject to customary adjustments) and (ii) the amount such holder would have received had they converted their Series A Preferred Shares into Common Shares immediately prior to such Fundamental Change.

Westrock is required to pay the above redemption price in cash, provided that, if all or any portion of the consideration delivered to holders of Common Shares in such Fundamental Change consists of securities, Westrock (or its successor) may pay a portion of equal proportion, but only of equal portion, of the redemption in Qualifying Stock, with the fair market value of such Qualifying Stock being determined by our board of directors in good faith using reasonable methodologies. “Qualifying Stock” means securities of Westrock or the acquiring, surviving or resulting entity in such Fundamental Change or the entity controlling any such entity that has voting powers, preferences, privileges and special rights identical to the rights of the Series A Preferred Shares except for such differences that if made to the Series A Preferred Shares would not require the consent of holders of the Series A Preferred Shares voting as a separate class and that is listed on a nationally recognized stock exchange.

Redemption

After February 26, 2028, any holder of Series A Preferred Shares may require Westrock to redeem all or any whole number of such holder’s Series A Preferred Shares in cash, subject to applicable law and the terms of any credit agreement or similar arrangement pursuant to which a third-party lender provides debt financing to Westrock or its subsidiaries, at a redemption price per share equal to the greater of (a) the liquidation preference and (b) the product of (i) the number of Common Shares that would have been obtained from converting one Series A Preferred Share on the redemption notice date and (ii) the simple average of the daily volume-weighted average price per Common Share for the ten (10 trading days ending on and including the trading day immediately preceding the redemption notice date.

A Holder may exercise its right to redeem the Series A Preferred Shares by delivering a written notice to Westrock, which notice must certify (x) such holder’s address, (y) the number of Series A Preferred Shares held by such holder and the number of Series A Preferred Shares that such holder has elected to have redeemed and (z) the holder’s desired date of redemption, which must be a business day that is no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is sent if such notice is sent prior to February 26, 2028 and no earlier than sixty (60) days and no later than ninety (90) days otherwise, or such later date as may be required to comply with the requirements of applicable law.

To the extent any redemption is prohibited to be in cash, the liquidation preference on each unredeemed Series A Preferred Share will start accreting daily at a rate of ten percent per annum (the “PIK Rate”). In such case, any holder of Series A Preferred Shares may thereafter put any outstanding Series A Preferred Shares to Westrock only on August 26 of the applicable year, on the above terms, with the PIK Rate increasing by two percent with respect to unredeemed Series A Preferred Shares on each occasion that Westrock cannot satisfy the redemption entirely in cash.

After February 26, 2028, Westrock may redeem, ratably, in whole or, from time to time in part, the Series A Preferred Shares of any holder then outstanding at a redemption price in cash, equal to the greater of (i) the liquidation preference and (ii) the product of (x) the number of Common Shares that would have been obtained from converting one Series A Preferred Share on the date Westrock notifies holders of the call (including fractional shares for this purpose) and (y) the simple average of the daily volume weighted average price per Common Share for the ten trading days ending on and including the trading day immediately preceding the date of the exercise of such call by Westrock. The redemption price for the Series A Preferred Shares held by the BBH Investors may not be less than the $18.50 per Series A Preferred Share (subject to adjustments); provided that, Westrock may redeem such shares in such a case if it pays an incremental price per share on the redemption date to the BBH Investors equal to the difference between $18.50 (subject to adjustments) and the redemption price otherwise.

Westrock may exercise its right to redeem the Series A Preferred Shares by delivering a written notice to all of the holders, which notice must, among other things, state the date on which the redemption shall occur, which date shall be no earlier than thirty (30) days and no later than sixty (60) days from the redemption notice date, the number of Series A Preferred Shares to be redeemed and, if fewer than all the shares of a holder are to be redeemed, the number of such Series A Preferred Shares to be redeemed, and redemption price to be paid on the redemption date.

Sinking Fund

The Series A Preferred Shares are not subject to or entitled to the operation of a retirement or sinking fund.

Other Provisions

The BBH Investors have additional rights and obligations with respect to their Series A Preferred Shares under the Investor Rights Agreement. See “Investor Rights Agreement” below.

Anti-Takeover Effects of Various Provisions of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Provisions of the DGCL and our certificate of incorporation and bylaws could make it more difficult to acquire Westrock by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, which are summarized below, may discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of Westrock to first negotiate with our board of directors. Westrock believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

As a Delaware corporation, Westrock is subject to Section 203 of the DGCL regarding corporate takeovers. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding, (a) shares owned by persons who are directors and also officers of the corporation and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

In this context, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation’s outstanding voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the Common Shares held by our stockholders.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We have not elected to “opt out” of Section 203. However, following this offering and subject to compliance with Delaware law, our organizational documents and any contractual restrictions, we could subsequently elect to “opt out” of Section 203 by such an amendment to our certificate of incorporation or bylaws.

Classified Board

Our certificate of incorporation and bylaws provide that our board of directors is divided into three classes, with Class III consisting of four directors and Classes I and II consisting of three directors. The directors designated as Class I directors have terms expiring at the first annual meeting of stockholders following the consummation of the Business Combination, which we expect to hold in 2023. The directors designated as Class II directors have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2024, and the directors designated as Class III directors have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2025. Commencing with the first annual meeting of stockholders, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the total voting power of shares of capital stock of Westrock present in person or represented by proxy at the meeting and entitled to vote on the matter, except that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the total voting power of shares of capital stock of Westrock present in person or represented by proxy at any such meeting. Under the classified board provisions, it may take two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Westrock. Beginning at the first annual meeting of stockholders in 2026, the directors whose terms expire at such annual meeting and any subsequent annual meeting will be elected to hold office for a one-year term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified. The board of directors will be fully declassified following the annual meeting in 2028 with all directors standing for election for one-year terms.

Removal of Directors

Directors may be removed only for cause by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors; provided that once the directors are in a class that is elected for a one-year term, such director may be removed with or without cause.

Amendments to Certificate of Incorporation and Bylaws

Our certificate of incorporation provides that it may be amended or altered in any manner provided by the DGCL, provided that specified amendments will require the affirmative vote or consent of the holders of at least a majority of the shares of Series A Preferred Shares outstanding at such time, voting together as a separate class. See the section titled “— Series A Preferred Shares — Consent Rights” above. Our bylaws may be adopted, amended, altered or repealed by stockholders upon the approval of at a majority of the voting power of all of the then-outstanding shares of stock entitled to vote at an election of directors, provided that specified amendments will require the affirmative vote or consent of the holders of at least a majority of the Series A Preferred Shares outstanding at such time, voting together as a separate class. See the section titled “Series A Preferred Shares — Consent Rights” above. Additionally, subject to the rights of the Series A Preferred Shares, our certificate of incorporation and bylaws provide that our bylaws may be adopted, amended, altered or repealed by the board of directors.

Size of Board and Vacancies

Our certificate of incorporation and our bylaws provide that the number of directors on our board of directors is fixed exclusively by our board of directors, provided that the board shall initially consist of ten directors and any increase or decrease to the size of the board shall require the consent of the WCC Investors, BBH Investors and Riverview Sponsor, as described more fully in the section titled “Investor Rights Agreement.” Subject to the rights of the WCC Investors, BBH Investors and Riverview Sponsor, as set forth in the Investor Rights Agreement, any vacancies on our board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, whether or not less than a quorum. Subject to the rights of the WCC Investors, BBH Investors and Riverview Sponsor, as set forth in the Investor Rights Agreement, our certificate of incorporation and our bylaws provide that any director appointed to fill a vacancy on our board of directors will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which he or she has been appointed expires and until such director’s successor shall have been duly elected and qualified. See the section titled “Investor Rights Agreement.” “WCC Investors” means Westrock Group, LLC, The Stephens Group, LLC, Sowell Westrock, L.P. and any affiliate of Joe T. Ford, Scott T. Ford, Witt Stephens, Jim Sowell or their respective families that becomes an owner of any Common Shares from another WCC Investor and becomes a party to the Investor Rights Agreement, so long as such person remains an affiliate of Joe T. Ford, Scott T. Ford, Witt Stephens, Jim Sowell or their families.

Special Stockholder Meetings

Our bylaws provide that only the chairman of the board of directors, the chief executive officer or an officer at the request of a majority of the members of the board of directors pursuant to a resolution approved by the board of directors may call special meetings of Westrock stockholders, and stockholders may not call special stockholder meetings.

Stockholder Action by Written Consent

Stockholder action must take place at the annual or a special meeting of Westrock stockholders, provided that, holders of the Series A Preferred Shares may take action or consent to any action with respect to the matters described under the section titled “—  Series A Preferred Shares — Consent Rights” above without a meeting by delivering a consent in writing or by electronic transmission of the holders of the Series A Preferred Shares entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws contain advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, as well as minimum qualification requirements for stockholders making the proposals or nominations. Additionally, our bylaws require that candidates nominated by stockholders for election as a director disclose their qualifications and make customary representations, including that (a) they are not a party to any undisclosed voting commitment, any voting commitment that could interfere with their ability to fulfill their fiduciary duties as a director of Westrock, should they be elected, or any undisclosed agreement pursuant to which they would receive compensation, reimbursement or indemnification in connection with their service as a director of Westrock, (b) they will be in compliance, should they be elected, with Westrock’s corporate governance guidelines and the Westrock’s conflict of interest, confidentiality and stock ownership and trading policies and (c) they will abide by the procedures for the election of directors in our bylaws.

No Cumulative Voting

The DGCL provides that stockholders will not have the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Undesignated Preferred Stock

The authority that our board of directors possesses to issue shares of preferred stock could potentially be used to discourage attempts by third parties to obtain control of Westrock through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may be able to issue shares of preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of the Common Shares.

Terms of the Preferred Shares

There are terms of the Series A Preferred Shares that may discourage attempts by third parties to obtain control of Westrock through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. These include: (i) the rights of the holders of Series A Preferred Shares to vote as a separate class with respect to amendments to the certificate of incorporation and bylaws of Westrock that would adversely affect the rights, preferences, privileges, voting power or special rights of the Series A Preferred Shares and, for so long as the BBH Investors and their controlled affiliates own at least sixty percent (60%) of the Series A Preferred Shares that the BBH Investors owned on August 26, 2022, any Fundamental Change in which the holders of the Series A Preferred Shares would receive less than $18.50 per share (subject to adjustment), and (ii) the rights of the Series A Preferred Shares in a Fundamental Change to receive at least a specified amount. See the section titled “— Preferred Stock” above for more information.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Elimination of Liability of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and certain officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors or officers, as applicable, except for liability (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for a director under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), (4) for any transaction from which the director derived an improper personal benefit, or (5) for an officer, in any action by or in right of the corporation. Our certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director or officer will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. While our certificate of incorporation provides directors and officers with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate this duty. Accordingly, our certificate of incorporation has no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Indemnification of Directors, Officers and Employees

Our certificate of incorporation and our bylaws require us to indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Westrock, or is or was serving at the request of Westrock as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Westrock, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Westrock and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We are authorized under our bylaws to purchase and maintain insurance to protect Westrock and any current or former director, officer, employee or agent of Westrock or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Westrock would have the power to indemnify such person against such expense, liability or loss under the DGCL.

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements provide that we will indemnify each indemnitee to the fullest extent permitted by the DGCL from and against all loss and liability suffered and expenses, judgments, fines and amounts paid in settlement incurred in connection with defending, investigating or settling any threatened, pending, or completed action, suit or proceeding related to the indemnitee’s service with Westrock. Additionally, we have agreed to advance to the indemnitee expenses incurred in connection therewith.

The limitation of liability and indemnification provisions in these indemnification agreements and our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and covered officers for breach of fiduciary duty. These provisions also may reduce the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in our securities may be adversely affected to the extent we pay the costs of settlement and damage awards under these indemnification provisions.

Exclusive Forum

Our certificate of incorporation provides that, unless the Westrock board of directors consents in writing to the selection of an alternative forum, the Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction, any state or federal court within the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former directors or officers or other employee to us or our stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, any action asserting a claim against us or any of our current or former directors or officers or other employees arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, or any action asserting a claim related to or involving us that is governed by the internal affairs doctrine under Delaware law and any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides that the district courts of the United States shall have exclusive jurisdiction of violations of the Exchange Act or the rules and regulations thereunder, and of all suits in equity and actions at law brought to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder. As a result, this forum selection provision will not apply to actions arising under the Exchange Act or the rules and regulations thereunder. This forum selection provision will also not apply to any other claim for which the federal courts have exclusive jurisdiction. In addition, Westrock’s certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder. There is uncertainty as to whether a court would enforce this provision with respect to claims under the Securities Act, and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Corporate Opportunity Waiver

Our certificate of incorporation provides that Westrock waives, to the maximum extent permitted by law, the application of the doctrine of corporate opportunity, or any other analogous doctrine, with respect to Westrock, any non-employee directors or stockholders or any of their respective affiliates. Without limiting the foregoing, Westrock will renounce, to the fullest extent permitted by law, any interest or expectancy of Westrock, its stockholders and any of their respective affiliates in, or in being notified of or offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of Westrock who is not an employee of Westrock or any of its subsidiaries or (ii) any such director’s affiliates, partners, or other representatives (each of the foregoing, a “Covered Person”), unless such matter, transaction or interest is expressly offered to such director solely in his or her capacity as a director of Westrock. No Covered Person shall have any duty to communicate or offer an Excluded Opportunity to Westrock or any of its affiliates or stockholders, and no Covered Person shall have any liability to Westrock, any of its affiliates or stockholders for breach of any duty, as a director or otherwise, by reason of the fact that such Covered Person pursues or acquires an Excluded Opportunity, directs an Excluded Opportunity to another person or fails to present an Excluded Opportunity, or information regarding an Excluded Opportunity, to Westrock or any of its affiliates or stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Shares and shares of preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of Common Shares and shares of preferred stock could render more difficult or discourage an attempt to obtain control of Westrock by means of a proxy contest, tender offer, merger or otherwise.

Registration Rights

In connection with the consummation of the Business Combination, we entered into the Registration Rights Agreement, pursuant to which each of the stockholders party thereto are entitled to demand the registration of the sale of certain or all of the Common Shares and Series A Preferred Shares that they beneficially own.

Warrants

Public Warrants

Commencing on September 25, 2022, each warrant listed for trading on Nasdaq under the symbol “WESTW” (“Public Warrants”) entitles the registered holder to purchase one Common Share at a price of $11.50 per share, subject to adjustment as discussed below, provided that Westrock has an effective registration statement under the Securities Act covering the Common Shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or Westrock permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The Public Warrants will expire on August 26, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Westrock is not obligated to deliver any Common Shares pursuant to the exercise for cash of a Public Warrant and has no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Common Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to Westrock satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant is exercisable and Westrock is not obligated to issue a Common Share upon exercise of a Public Warrant unless the Common Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will Westrock be required to net cash settle any Public Warrant.

Westrock is obligated to use its best efforts to file with the Securities and Exchange Commission a registration statement for the registration, under the Securities Act, of the Common Shares issuable upon exercise of the Warrants, and use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of a registration statement for the registration, under the Securities Act, of the Common Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. Under the terms of the Warrant Agreement, because a registration statement covering the Common Shares issuable upon exercise of the Warrants was not effective by November 25, 2022, Warrant holders have been permitted since November 28, 2022, and will be permitted until such time as there is an effective registration statement and during any period when Westrock will have failed to maintain an effective registration statement, to exercise their Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

In addition, if Common Shares are at the time of any exercise of a Public Warrant are not listed on a national securities exchange such that they do not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Westrock may, at its option, require holders of the Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Westrock elects to do so, Westrock will not be required to file or maintain in effect a registration statement, but Westrock will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such Public Warrant for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the Public Warrants, multiplied by the excess of the fair market value of the Common Shares over the exercise price of the Public Warrants by (y) the fair market value of the Common Shares. Under the Warrant Agreement, the fair market value of the Common Shares means average reported last sale price of the Common Shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

Redemption.   Once the Public Warrants become exercisable, Westrock may redeem not less than all of the outstanding Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Warrant;
●	upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and

●	if, and only if, the reported last sale price of the Common Shares for any 20 trading days within a 30-trading day period ending three business days before Westrock sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share.

If and when the Public Warrants become redeemable by Westrock, Westrock may exercise its redemption right even if Westrock is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and Westrock issues a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Common Shares may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, Westrock’s management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” If Westrock’s management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the Public Warrants, multiplied by the excess of the fair market value of the Common Shares (as defined above) over the exercise price of the Public Warrants by (y) the fair market value of the Common Shares.

A holder of a Public Warrant may notify Westrock in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Common Shares outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.   If the number of outstanding Common Shares is increased by a stock dividend payable in Common Shares, or by a split-up of shares of Common Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Common Shares issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding Common Shares. A rights offering to holders of Common Shares entitling holders to purchase Common Shares at a price less than the fair market value (as defined above) will be deemed a stock dividend of a number of Common Shares equal to the product of (i) the number of Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Shares) and (ii) one minus the quotient of (x) the price per Common Share paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Common Shares, in determining the price payable for Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume-weighted average price of Common Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Shares on account of such Common Shares (or other securities into which the Public Warrants are convertible), other than (a) as described above or (b) specified ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Common Share in respect of such event.

If the number of outstanding Common Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Common Shares issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Common Shares.

Whenever the number of Common Shares purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Common Shares purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Common Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Common Shares (other than those described above or that solely affects the par value of such Common Shares), or in the case of any merger or consolidation of Westrock with or into another corporation (other than a consolidation or merger in which Westrock is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Westrock as an entirety or substantially as an entirety in connection with which Westrock is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Common Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Shares in such a transaction is payable in the form of Common Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Public Warrant.

The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Westrock, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Shares and any voting rights until they exercise their Public Warrants and receive Common Shares.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, Westrock will, upon exercise, round down to the nearest whole number, the number of Common Shares to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the Common Shares issuable upon exercise of the Private Placement Warrants) were not transferable, assignable or salable until September 25, 2022 (except pursuant to limited exceptions) and they will not be redeemable by Westrock so long as they are held by Riverview Sponsor or its permitted transferees (except as otherwise set forth herein). Riverview Sponsor, or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than Riverview Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by Westrock in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. “Private Placement Warrants” means the 7,400,000 Warrants that are currently not listed for trading on any stock exchange, automated quotation system or other market.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Private Placement Warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the Private Placement Warrants, multiplied by the excess of the fair market value of the Common Shares (defined below) over the exercise price of the Private Placement Warrants by (y) the fair market value of the Common Shares. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Transfer Agent and Warrant Agent

The transfer agent and registrar for the Common Shares, Series A Preferred Shares and Warrants is Computershare Trust Company, N.A.

Listing of Common Shares, Series A Preferred Shares and Warrants

The Common Shares and Public Warrants are listed on the Nasdaq Global Market under the symbols “WEST” and “WESTW,” respectively. The Series A Preferred Shares are not currently listed on any stock exchange, automated quotation system or other market and we do not currently intend to list the Series A Preferred Shares on any stock exchange, automated quotation system or other market.

Investor Rights Agreement

Concurrently with the signing of the Transaction Agreement, (i) the WCC Investors, (ii) the BBH Investors, and (iii) Riverview Sponsor entered into the Investor Rights Agreement with Westrock, which sets forth certain rights of such equityholders with respect to Westrock, which are described below.

Pursuant to the Investor Rights Agreement, the Westrock board of directors will initially consist of ten directors. The WCC Investors have the right to designate for inclusion in Westrock’s slate of individuals to be nominated for election to the board of directors of Westrock (a) up to two directors (of which, so long as the Westrock board of directors is classified, one director will be for Class I and one director will be for Class III) for so long as the initial WCC Investors collectively beneficially own at least 10% of the Outstanding Stock and (b) up to one director (which such director will be for Class III so long as the Westrock board of directors is classified), so long as the WCC Investors collectively beneficially own at least 5% of the sum of the outstanding Common Shares and the outstanding Series A Preferred Shares on an as-converted basis to Common Shares (the “Outstanding Stock”) but less than 10% of the Outstanding Stock. The BBH Investors have the right to designate for inclusion in Westrock’s slate of individuals to be nominated for election to the board of directors of Westrock (a) up to two directors (of which, so long as the Westrock board of directors is classified, one director will be for Class II and one director will be for Class III) for so long as the BBH Investors collectively beneficially own at least 10% of the Outstanding Stock and (b) up to one director (which such director will be for Class III so long as the Westrock board of directors is classified), so long as the BBH Investors collectively beneficially own at least 5% of the Outstanding Stock but less than 10% of the Outstanding Stock; provided that, such designated directors must satisfy the independence requirements under the Nasdaq listing standards. Riverview Sponsor has the right to designate for inclusion in Westrock’s slate of individuals to be nominated for election to the board of directors of Westrock (a) two directors (of which, so long as the Westrock board of directors is classified, one director will be for Class I and one director will be for Class II) for so long as Riverview Sponsor, any controlled affiliate of R. Brad Martin and the PIPE Investors who invested in Westrock by purchasing Riverview shares collectively beneficially own at least 10%

of the Outstanding Stock and (b) one director (of which, so long as the Westrock board of directors is classified, will be for Class I), for so long as Riverview Sponsor, any controlled affiliate of R. Brad Martin and such PIPE Investors collectively beneficially own at least 5% of the Outstanding Stock but less than 10% of the Outstanding Stock; provided that, such designated directors must satisfy independence requirements under the Nasdaq listing standards. The remaining directors will be designated for inclusion in Westrock’s slate of individuals to be nominated for election to the board of directors of Westrock by the Nominating and Corporate Governance Committee of the Westrock board of directors and must satisfy independence requirements under the Nasdaq listing standards. “PIPE Investors” means the investors who entered into the subscription agreements in connection with the PIPE Financing. “PIPE Financing” means the sale and issuance of Common Shares and/or shares of common stock of Riverview in the PIPE financing that was conducted in connection with the Business Combination.

If the BBH Investors have the right to nominate at least one director and none of the directors designated by BBH are R. Patrick Kruczek or Matt Salsbury (the “Specified BBH Individuals”), Westrock is required to appoint one Specified BBH Individual not then serving as a director on the Westrock board of directors as a non-voting observer of the Westrock board of directors.

Pursuant to the Investor Rights Agreement, any increase or decrease of the size of the Westrock board of directors above or below ten directors will require the consent of each of the WCC Investors, the BBH Investors and Riverview Sponsor, so long as such investor group has the right to designate at least one director. In the event that a vacancy is created at any time by the death, disqualification, resignation, removal or failure to be elected by Westrock’s stockholders (and no other director has been elected by the stockholders of Westrock to fill such vacancy) of a director designated by the WCC Investors, the BBH Investors or Riverview Sponsor, the applicable designating party will have the right to designate a replacement to fill such vacancy and the Westrock board of directors will use reasonable best efforts to cause such designee to be promptly appointed to the Westrock board of directors to fill such vacancy, subject to applicable law.

The Investor Rights Agreement also provides preemptive rights to the BBH Investors. Subject to customary exceptions, for so long as the BBH Investors have the right to designate at least one director, if Westrock proposes to issue any Common Shares or equity interests of Westrock (including any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, Common Shares or any class of security of Westrock) (a) in an unregistered offering to third parties or (b) at an offering price or implied offering price (in each case, prior to any underwriters’ discount and any other fees and commissions) for the Common Shares that is less than $10.00 per share (subject to customary adjustments), the BBH Investors have the right to purchase their pro-rata amount of such equity interests on the same terms and conditions and at the same price as being offered in such offering.

The WCC Investors, the BBH Investors and Riverview Sponsor are subject to customary standstill restrictions, including that such investors or any controlled affiliate of the controlling persons of such investors cannot, without Westrock’s prior written consent, (a) make any public announcement, proposal or offer with respect to, or otherwise solicit, seek or offer to effect (i) any business combination, merger, tender offer, exchange offer, sale of all or substantially all assets or similar transaction, (ii) any restructuring, recapitalization, liquidation or similar transaction involving Westrock or any of its subsidiaries, or (iii) any acquisition of any of Westrock’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of Westrock’s loans, debt securities, equity securities or asset; (b) seek to control or change the management or the board of directors of Westrock; (c) call any special meeting of stockholders of Westrock or engage in any written consent of stockholders regarding the foregoing; (d) publicly disclose any intention, plan or arrangement prohibited by the foregoing or take any action that would or would reasonably be expected to require Westrock to make a public announcement regarding the possibility of a transaction or any of the events described in this paragraph, or (e) contest the validity of the standstill restrictions or make, initiate, take or participate in any demand, action (legal or otherwise) or proposal to amend, waive or terminate any provision of the standstill restrictions. Subject to specified early termination triggers, the standstill restrictions with respect to the WCC Investors, BBH Investors and Riverview Sponsor automatically terminate on the first day after such investor group no longer has the right to designate any directors for nomination pursuant to the Investor Rights Agreement.

The Investor Rights Agreement also provides that if an Escalation Event is ongoing during the period during which the BBH Investors have the right to designate at least one director pursuant to the Investor Rights Agreement,

Westrock may not take specified actions, that would require lender consent under the Credit Facility, without the consent of the BBH Investors and must provide the BBH Investors with the same information it provides to the lenders under the Credit Facility and at substantially the same time as it is provided to such lenders. “Escalation Event” means (i) any event of default for a failure to make payment when due under the principal credit facility of Westrock or (ii) the failure of Westrock to redeem all Series A Preferred Shares that the holders thereof have elected for redemption. “Credit Facility” means the $350.0 million credit facility under the credit agreement, which includes a $175.0 million senior secured first lien term loan facility and a $175.0 million senior secured first lien revolving credit facility

For so long as the BBH Investors have the right to designate at least one director for nomination pursuant to the Investor Rights Agreement, the BBH Investors and their controlled affiliates may not make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss that results from a decline in the market price of, any shares of Series A Preferred Shares or Common Shares, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to any of the Series A Preferred Shares or Common Shares.

The Investor Rights Agreement also provides that Westrock cannot redeem any Series A Preferred Shares held by the BBH Investors if the redemption price for such shares is less than $18.50 per share (subject to adjustments), provided that, Westrock may redeem such shares in such a case if it pays an incremental price per share on the redemption date to the BBH Investors equal to the difference between $18.50 per share (subject to adjustments) and the redemption price.

The Investor Rights Agreement also imposes customary confidentiality obligations on the WCC Investors, BBH Investors and Riverview Sponsor.

The Investor Rights Agreement is governed under Delaware law.